                                                                EXHIBIT 10.53


                              January 12, 1994


                                 STIPULATION


            (In connection with the application for a $30 million
                     reduction in retail electric rates)

                                                                January 12, 1994

                                  STIPULATION


Background and Introduction
- ---------------------------

This Stipulation is entered into jointly by Public Service Company of New Mexico ("PNM" or "the Company"), the Attorney General of the State of New Mexico ("AG"), the New Mexico Industrial Energy Consumers ("NMIEC"), the City of Albuquerque ("COA"), the United States Executive Agencies ("USEA"), the New Mexico Retail Association ("NMRA"), and the Staff ("Staff") of the New Mexico Public Utility Commission ("NMPUC" or the "Commission"), collectively referred to herein as the "signatories," and relates to the Company's electric utility business and rates.

     On January 11, 1993, PNM announced its intent to restructure operations in order to achieve cost savings, reduce rates, and position itself as a financially healthy New Mexico utility.

     Since PNM's January 11, 1993 announcement, PNM's electric utility representatives have engaged in extensive discussions with the other signatories to ascertain various interests and needs so that resolution, as between the signatories, of certain key issues might be achieved before filing any related pleadings at the NMPUC. PNM and the other signatories have focused on enabling PNM to participate in the increasingly competitive market for electric service.

     The signatories to this Stipulation recognize PNM's increasing need for flexibility to meet changing customer needs. While specifically agreeing to the terms and conditions as provided for in the Stipulation, the signatories enter into the Stipulation in the spirit of facilitating PNM's ability to compete in the future energy services marketplace and to prepare for and respond to technological and marketplace changes.

     This Stipulation reflects the signatories' agreement on issues relative to the following areas as they affect PNM:

     1.   Retail Electric Prices
     2.   Generation Assets
     3.   Financial Concerns

     Accordingly, the signatories hereby stipulate and agree to the following:

I.   Retail Electric Prices
     ----------------------

     A.  Cost of Service.

          1. This Stipulation is supported by a cost-of-service analysis prepared by PNM, which uses a 1992 base period cost of service adjusted for known and measurable changes, attached as Appendix 1 hereto. The signatories request that the NMPUC waive any rules, regulations or provisions of prior NMPUC Orders necessary to facilitate implementation of this Stipulation.

          2. Upon approval of this Stipulation, PNM will reduce retail electric rates (not including street and private area lighting) by approximately $30 million from 1993 levels. Proof of revenues, which includes 11 months actual and 1 month estimated revenues, and rate schedules are attached as Appendix 2 to this Stipulation. The rate reduction shall be allocated among retail customer classes pursuant to Section I.C of this Stipulation.

          3. The City of Albuquerque and the Company agree to pursue the potential sale by PNM and purchase by the City of the street light fixtures involved in providing street light services. Irrespective of whether the City and Company reach an agreement on such a transaction, it is recognized and agreed that the Company has the ability to file a separate rate case for Street and Private Area Lighting. This agreement recognizes a waiver of Paragraph 5 of the Letter Agreement entered into by the City of Albuquerque and the Company in NMPUC Case 2409. A copy of this Letter Agreement is attached as Appendix 3 to this Stipulation.

               PNM and the City agree to work together to provide the City with information that would allow the City to be aware of when PNM's system is approaching a possible peaking condition. Such information, if available to the City, will also be made available to other customers on similar terms.

          4. The signatories acknowledge that cost reduction efforts initiated by the Company, the write-down of a portion of the Palo Verde Nuclear Generating Station ("PVNGS") Units 1 and 2, and the write-off of certain regulatory assets and other deferred costs currently recovered in rates have contributed to the achievement of this rate reduction. The write-off anticipated by the Company as part of this Stipulation amounts to approximately $180 million, pre-tax. The effects of the write-offs are reflected in the cost of service attached as Appendix 1.

          5. The signatories acknowledge that certain cost of service matters are of key importance to this Stipulation. Therefore, the signatories have agreed to the following treatment of these issues:

                a. Decommissioning cost recovery for fossil-fueled generating plants.

                     - The Company shall be allowed to recover all fair, just, and reasonable costs arising from the decommissioning of its fossil-fueled generating plants, including demolition, waste disposal, environmental and site restoration.

                     - The Company shall not seek recovery of the first $24.4 million it spends on decommissioning Person, Prager, and Santa Fe Stations. Nothing in this Stipulation shall preclude the Company from seeking recovery of decommissioning costs for Person, Prager, and Santa Fe Stations in excess of that $24.4 million amount nor prevent the signatories from asserting any position with regard to the recovery of costs in excess of the $24.4 million which would have been available to them absent this Stipulation.

                     - The Commission should approve the decertification and abandonment of Person, Prager, and Santa Fe Stations, which relief has been requested by the Company in the pending application docketed as NMPUC Case 2530. To the extent that the Commuters' Committee abandonment
                                             --------------------
                         tests and standards articulated in NMPUC Case 2296 apply, the decertification of Person, Prager, and Santa Fe Stations satisfies those standards and tests.

                     - The land on which Person, Prager, and Santa Fe Stations were located shall be placed in FERC Account 105, "Plant Held for Future Use" and is not determined to be abandoned as a result of this Stipulation. For these specific parcels of land only and under the operation of this

                         Stipulation, prior to divesting itself of that land the Company shall seek and obtain Commission approval and shall demonstrate that the land being sold will not be used and useful to the Company for electric utility purposes within the reasonable foreseeable future.

                     - The signatories, who include all the parties to NMPUC Case 2530, agree that this Stipulation, if approved and adopted by the Commission, resolves all issues raised in that proceeding by providing for the decertification and abandonment of Person, Prager, and Santa Fe Stations and the recovery of decommissioning costs for those and other fossil-fueled generating plants under the terms and conditions described in this Paragraph I.A.5.a. and by incorporating the depreciation rates proposed by the Company in NMPUC Case 2530 into the cost of service study attached as Appendix 1 to this Stipulation. The signatories therefore recommend that a Final Order dismissing Case 2530 be issued concurrently with the Commission's Final Order approving this Stipulation and, to the extent required by NMPUC Rule 340, those depreciation rates shall be approved for use in 1994.

                b. Regulatory treatment of existing incremental revenues from economic development rates.

                     - The signatories acknowledge PNM's 1993 electric retail revenues included in Appendix 2 to this Stipulation include actual revenues being generated from incentive and economic development rates.

                     - Incentive and economic development rates priced above incremental cost may benefit existing customers.

                c.  Regulatory treatment of book/tax temporary differences.

                     - The Company will fully normalize all prospective book-tax temporary differences, and all temporary differences previously flowed through will continue to be reversed. This treatment is reflected in the cost of service attached as Appendix 1 to this Stipulation.

                d.  Capital Structure.

                    (1) A capital structure based upon investment grade guidelines issued by major credit rating agencies is an appropriate target for the Company. The Company intends to develop its financial plans to achieve this capital structure.

                    (2) A capital structure which includes 44.19% Common, 5.47% Preferred, and 50.34% Debt (excluding operating lease debt) is used in the cost of service attached as Appendix 1 in determination of the $30 million
                         reduction in rates.   This  approximates the capital
                         structure of the Company exclusive of the 1992 write-downs and the approximate $180 million of write-downs resulting from this Stipulation.

                    (3) The signatories are not bound by the foregoing capital structure approach in future proceedings. In future rate proceedings, the Company intends to describe then-current market and regulatory circumstances in its presentation of an appropriate capital structure.

     B.  Future Rate Path

          1. The signatories have acted in good faith to develop fair, just, and reasonable rates which are not currently anticipated to be changed for four years and accordingly, do not intend to file or cause the filing of a general rate case before January 1, 1998. However, should a significant restructuring of included area assets or unforeseen circumstances occasion a significant change in PNM's costs requiring the need for a review of general rate levels before January 1, 1998, the signatories will reconvene before that change in rates is sought.

          2.   Gains and benefits allotted to shareholders pursuant to Sections
               III. A. and B., will not be treated as utility earnings in any rate case.

     C.  Rate Design

          1. Rate schedules attached as Appendix 2 to this Stipulation are intended to improve the cost/price relationship among and within rate classes. The approximate $30 million rate reduction shall be allocated non-proportionally among customer classes as follows:

                    Residential:  $6.0 million
                    Small Power:  $1.3 million
                    General Power:  $8.6 million
                    Large Power, Industrial Power, KAFB: $13.5 million Water/Sewer: $0.6 million
                    Irrigation:  $0.04 million

               The rates reflected in the attached rate schedules have been specifically agreed to by the signatories.

          2. The signatories understand that in the future, the Company may need greater flexibility to competitively price services, attract beneficial load, and offer new products and services.

          3. PNM has the ability under the New Mexico Public Utility Act (NMPUA) and applicable NMPUC rules to propose economic development rates and/or rates designed to retain load and the Stipulation is not, in any way intended to limit that ability.

          4. Customers requesting that PNM, rather than an alternative supplier, furnish additional reliability and/or service options shall separately contract and pay for those options at cost plus a reasonable profit margin, subject to the requirements of the NMPUA and NMPUC rules.

          5. Pursuant to the stipulation in NMPUC Case 2492 filed on December 14, 1993, the Fuel and Purchased Power Cost Adjustment Clause (FPPCAC) will be eliminated after the implementation of rates resulting from this Stipulation and base fuel costs as defined in the stipulation in Case 2492 have been incorporated into the cost of service attached as Appendix 1 to this Stipulation. Elimination of PNM's FPPCAC is required in order to effectuate the terms of this Stipulation.

II.  Generation Assets
     -----------------

     A.  Case 2146, Part II Tests

          1. PNM's interests in PVNGS Units 1 and 2 are used and useful and are appropriately included in rates as balancing customer and shareholder interest according to the tests set forth in Case 2146, Part II, 101 PUR 4th 126 (NMPUC 1989). As of the date this Stipulation is filed, costs incurred for these units (not written off as part of this Stipulation) are fully recoverable in jurisdictional rates, as reflected in the cost of service attached as Appendix 1 to this Stipulation.

     B.  Sales of Generation Assets

          1. The signatories acknowledge that although PNM's included area generating resources are used and useful, restructuring of the Company's generation mix may result in benefits to both customers and shareholders.

          2. Future generating asset sales may need to include a mix of PVNGS and coal-fired generation.

          3. The signatories herein who intervene in any PNM proceeding related to the sale of generating plant agree to support expedited regulatory review of that proceeding. In that regard, the Company agrees to notify and inform the signatories to this Stipulation of the terms of any potential included area generation asset sale once an agreement in principle is reached with a potential buyer, reasonably in advance of seeking regulatory approval. As a precondition to receiving advance information on the terms of any potential sale, signatories will sign reasonable confidentiality agreements if so requested by the Company.

         5. If there is a book gain in the sale transaction, and costs or obligations associated with the transaction are retained by the Company, the gain allocated to shareholders under Paragraph III.B. herein will first be used to offset such retained costs or the estimated costs of any retained obligations. Any retained costs or estimated costs of retained obligations exceeding the book gain amount will be used in the overall evaluation of the transaction to determine whether the sale results in no customer harm. If the transaction is approved, such costs will be included in retail customer rates.

          6. The basis for any gain calculation on a sale of currently owned, included area PVNGS will be the written-down net book value of the asset at December 31, 1993, less depreciation through the date of the sale, plus capital betterments and improvements through the date of the sale.

     C.  Substitution of PVNGS Unit 3 for Units 1 and 2

          1. The signatories acknowledge that the PVNGS Participation Agreement currently restricts sales of a participant's interest in the PVNGS project to an undivided portion of the entire three-unit project, spread ratably across all three units and common facilities.

          2. At a time deemed appropriate by PNM, the Company shall be allowed to remove from New Mexico jurisdictional rates up to one third of its interest in each of Units 1 and 2 and replace those portions so removed with an equal portion of Unit 3. That portion of Unit 3 so substituted shall have the same cost attributes and be given the same regulatory treatment, including valuation, as the removed portions of Units 1 and 2.

III. Financial Concerns
     ------------------

     A.  Refinancing and restructuring of PVNGS leases

          1. Reasonable efforts by PNM to refinance or restructure the PVNGS Units 1 and 2 leases shall not be opposed by the signatories, provided that the refinancing or restructuring provides demonstrable net benefits.

          2. The reduction in cost of service accruing from any future refinancing or restructuring of the PVNGS Units 1 and 2 leases shall be allocated 60% to shareholders and 40% to customers.

     B. Net book gains made from the sale transaction of included and/or excluded generation assets shall be allocated as follows:

          1.   Sale of  nuclear generation -- 100% to shareholders.

          2. Sale of included area coal generation matched with any nuclear generation at a rate not more than 1 MW coal to 1 MW nuclear for sales up to 130 MW minus the number of MW of excluded coal generation remaining after the conclusion of NMPUC Case 2553-- 100% to shareholders. Other sales of included area coal generation matched with nuclear are not covered under this Stipulation.

          3. Sale of included area coal generation not matched with nuclear -- 100% to customers.

          4. Sale of excluded area coal generation remaining after the conclusion of NMPUC Case 2553 if matched with nuclear at a rate not more that 1 MW coal to 1 MW nuclear -- 100% to shareholders.

          5. Sale of the final 45 MW of excluded area coal generation if not matched with nuclear shall be shared on a 50-50 basis between customers and shareholders so that each party receives one half of the net book gain and one half of the associated tax benefits.

     C. One hundred percent of the reduction in cost of service resulting from the sale of included area generation assets (excluding shareholder allocated book gains PVNGS refinancing benefits or lease restructuring benefits) shall be allocated entirely to customers at the time a subsequent rate change is implemented.

     D.  Transition Mechanism

          1. If any included area PVNGS is sold, subleased, assigned, or removed from full cost of service recovery for any reason:

                a. The difference between the then current cost of PVNGS included in jurisdictional rates and its sale price shall continue to be recovered through rates in a manner which conforms to appropriate accounting rules at the time.

                b. The signatories have the right to oppose any sale, sublease, assignment, or other action removing PVNGS from rates, if such removal would cause an adverse impact on retail rates or adversely affect the financial health of the Company.

IV.  Summary
     -------

This Stipulation is entered into by the signatories for the express purpose of resolving the issues addressed herein. This Stipulation shall be filed with the Commission for its consideration, adoption and approval with the expectation that the matter will be docketed, public notice of the matter given and the matter will be set for hearing consistent with NMPUC rules. If the Commission does not, for any reason, adopt and approve this Stipulation in its entirety, unless otherwise agreed to by all the signatories, the Stipulation shall be null and void and any signatory may freely assert any position without regard to any position taken or concession made herein, and no such position or concession made herein shall be used as evidence in this docket or in any subsequent proceeding.

The signatories agree that the specific terms and provisions in this Stipulation shall have no precedential effect except as specifically provided in the Stipulation and cannot be modified except by mutual agreement of the signatories and Commission order. Any matters not specifically addressed by this Stipulation nor decided by the Commission in its Final Order shall not be binding nor be relied upon by the signatories as a basis for any claim of estoppel or res judicata in any future proceeding.

The signatories will not contest, appeal or otherwise oppose any Commission order which in all material respects adopts and approves this Stipulation. The signatories request that the NMPUC waive any rules, regulations or provisions of prior NMPUC orders necessary to facilitate implementation of this Stipulation.

This Stipulation expresses the full intent, understanding and entire agreement of the signatories concerning the subject matter hereof and no implication should be drawn on any matter not addressed in the Stipulation. Appendices attached to this Stipulation shall not be used to demonstrate that any agreements have been reached among the signatories other than those set forth in the written language of this Stipulation. If there are any inconsistencies between the language of the Stipulation and the Appendices attached hereto, the language of the Stipulation shall control. This Stipulation shall be binding upon and inure to the benefit of the signatories' successors and assigns.

PUBLIC SERVICE COMPANY OF NEW MEXICO

By:  /s/ Sarah D. Smith, Esq.
     --------------------------------------------
Sarah D. Smith, Esq.
Alvarado Square MS-0806
Albuquerque, NM 87158
(505) 848-4903
FAX (505) 848-2338

STAFF OF THE NEW MEXICO PUBLIC UTILITY COMMISSION

By:  /s/ Anastasia S. Stevens, Esq.
     -----------------------------------------
Anastasia S. Stevens, Esq.
224 East Palace Avenue
Santa Fe, NM 87501-2013
(505) 827-6946
FAX (505) 827-6973

ATTORNEY GENERAL OF THE STATE OF NEW MEXICO

By:  /s/ Charles F. Noble, Esq.
     ------------------------------------------
Charles F. Noble, Esq.
Gary Epler, Esq.
P.O. Drawer 1508
Santa Fe, NM 87501
(505) 827-6000
FAX (505) 827-5826

NEW MEXICO INDUSTRIAL ENERGY CONSUMERS

By:  /s/ Steven S. Michel, Esq.
     ------------------------------------------
Steven S. Michel, Esq.
368 Hillside Avenue
Santa Fe, NM 87501
(505) 989-8731
FAX (505) 989-8064


NEW MEXICO RETAIL ASSOCIATION

By:  /s/ Lewis O. Campbell, Esq.
     -------------------------------------------
Lewis O. Campbell, Esq.
Campbell, Pica, Olson & Seegmiller
PO Box 35459
Albuquerque, NM  87176
(505) 883-9110

UNITED STATES EXECUTIVE AGENCIES

By:  telephonic approval given
     Anastasia Stevens for
     --------------------------------------------
Col. Bruce Barnard, Esq.
Capt. David D. Jividen, Esq.
Utility Litigation Team
General Litigation Division
139 Barnes Drive, Suite 1
Tyndall AFB, FL  32403-5319
(904) 283-6347
FAX  (904) 283-6499

CITY OF ALBUQUERQUE

By:  /s/ Nann M. Houliston, Esq.
     -------------------------------------------
Nann M. Houliston, Esq.
P.O. Box 1293
Albuquerque, NM 87103
(505) 768-5358
FAX (505) 768-5305